Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

XTI Aerospace, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(c) and (h)	52,242,815	(2)	$0.56005	(3)	$29,258,588.45	0.00014760	$4,318.57
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(h)	1,053,110	(4)	$18.12	(5)	$19,082,353.20	0.00014760	$2,816.56
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(h)	11,313,726	(6)	$0.473	(7)	$5,351,392.48	0.00014760	$789.87

	Total Offering Amounts							$53,692,334.13		$7,925.00
	Total Fee Offsets									$0
	Net Fee Due									$7,925.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the common stock, par value $0.001 (the “Common Stock”), of XTI Aerospace, Inc. (the “Registrant”) that become issuable under the XTI Aerospace, Inc. 2018 Employee Stock Incentive Plan, as amended (the “2018 Plan”), and the XTI Aircraft Company 2017 Employee and Consultant Stock Ownership Plan, as amended (the “2017 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents (i) 4,983,882 additional shares of Common Stock reserved for future issuance under the 2018 Plan, which is comprised of 3,000,000 shares of Common Stock issuable as of January 1, 2024 and 1,983,882 shares of Common Stock issuable as of April 1, 2024, pursuant to the provisions of the 2018 Plan that provide for automatic quarterly increases in the number of shares available for issuance under the 2018 Plan and (ii) 47,695,460 shares of Common Stock that have not previously been registered but are available for issuance under the 2018 Plan as a result of the 1-for-100 reverse stock split of the outstanding shares of Common Stock, effective as of March 12, 2024.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $0.56005, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on June 11, 2024, which date is a date within five business days of the filing of this Registration Statement.

(4)	Represents 1,053,110 shares of Common Stock issuable upon the exercise of outstanding stock options awards as of the date of this Registration Statement assumed under the 2017 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $18.12, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2017 Plan as of the date of this Registration Statement.

(6)	Represents 11,313,726 shares of Common Stock issuable upon the exercise of outstanding stock options awards as of the date of this Registration Statement pursuant to the 2018 Plan.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.473, which is the exercise price of the outstanding option awards under the 2018 Plan as of the date of this Registration Statement.